CANCELATION OF AMENDED AND RESTATED PROMISSORY NOTE

FOR VALUE RECEIVED, Webstar Networks Corporation, a Florida corporation, hereby cancels that certain Amended and Restated Promissory Note, dated and received from Webstar Technology Group, Inc. on May 12, 2018 in the amount of $675,000, effective December 31, 2019.

Webstar Networks Corporation and Webstar Technology Group, Inc. hereby further agrees that the cancelation of this note will be recorded as a contribution of capital in Webstar Technology Group, Inc. and properly classified as Additional Paid-in-Capital as of December 31, 2019.

Agreed to this 21st day of February, 2020 at Jacksonville, Florida.

By:

James Owens, President and CEO
Webstar Networks Corporation

Don D. Roberts, CEO
Webstar Technology Group, Inc.